Exhibit 99.1

Press Release	For Immediate Release
Date: July 26, 2024

GLEN BURNIE BANCORP ANNOUNCES

SECOND QUARTER 2024 RESULTS

GLEN BURNIE, MD (July 26, 2024) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today a net loss of $204,000, or $0.07 per basic and diluted common share for the three-month period ended June 30, 2024, compared to net income of $276,000, or $0.10 per basic and diluted common share for the three-month period ended June 30, 2023. Bancorp reported a net loss of $201,000, or $0.07 per basic and diluted common share for the six-month period ended June 30, 2024, compared to net income of $710,000, or $0.25 per basic and diluted common share for the same period in 2023. On June 30, 2024, Bancorp had total assets of $355.7 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 128th consecutive quarterly dividend on August 5, 2024.

“The current interest rate environment remains challenging for community banks with respect to profitability,” said Mark C. Hanna, President, and Chief Executive Officer. “The continued surprising strength in the economy has caused the current interest rate environment to remain ‘higher for longer’ which puts continued pressure on banks in the competition for deposits and the cost of funds. Our second quarter, 2024, earnings were impacted by a $599,000 increase in our allowance for credit losses related to growth in the loan portfolio and continued to be negatively impacted by our increased deposit and borrowing costs due to an inverted yield curve and rigorous competition for core deposits. Notwithstanding, our net interest margin expanded by sixteen basis points on a linked-quarter basis to 3.02%, signifying a possible turning point in the current cycle while achieving net loan growth of $23.0 million during the quarter and $20.5 million year-over-year. Additionally, after declines in 2022 and 2023, deposits increased 1.9% in the first six months of 2024. As we face this difficult revenue environment, we continue to hold the line on noninterest expenses, which were down by 1.1% on a linked quarter basis, and down 2.0% for the first six months of this year versus the same period last year. We also continue to post strong credit quality metrics, with a non-performing asset to total assets ratio of 0.09% as of June 30, 2024.”

In closing, Mr. Hanna added, “The Bank of Glen Burnie’s strategic goals focus on growing deposits, loans and client relationships. To achieve these objectives and provide the level of service our clients have come to expect from our organization over the past 75 years, we need to make investments in our products, infrastructure and people. The declaration of dividends in future periods will be evaluated against the need to reinvest in our future success. We are focused on executing against our long-term strategic plan and realizing the value from expanded treasury management capabilities and providing premier relationship banking services. We plan to add resources to drive deposit growth, enhance our small business lending capabilities, and make strategic adjustments to our operating structure to provide more value to both business and retail customers. These actions will significantly enhance our infrastructure and allow us to better serve our communities. Based on our capital levels, conservative underwriting policies, and on- and off-balance sheet liquidity, management expects to navigate the uncertainties and remain well-capitalized.”

Highlights for the First Six Months of 2024

Despite growth in loans and deposits in the first six months of the year, net interest income decreased $935,000, or 14.86% to $5.4 million through June 30, 2024, as compared to $6.3 million during the same period of 2023. The decrease resulted primarily from a $1.7 million increase in interest expense. The increase in interest on deposits was driven by the higher cost of money market deposit balances. The increase in interest on borrowings was driven by a $33.4 million increase in the average balance of borrowed funds due to the elevated level of deposit runoff that occurred in 2023.

Due to growth of $24.7million in the loan portfolio and a 0.07% increase in the current expected credit loss (“CECL”) percentage, the Company added $468,000 to its allowance for credit losses on loans in the first half of 2024, as compared to $60,000 in the first half of 2023. While this provision negatively impacted earnings in the first half of the year, the growth in loan balances should generate additional interest revenue in future periods. The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 16.84% on June 30, 2024, as compared to 17.88% for the same period of 2023, will provide ample capacity for future growth.

Return on average assets for the three-month period ended June 30, 2024, was -0.22%, as compared to 0.31% for the three-month period ended June 30, 2023. Return on average equity for the three-month period ended June 30, 2024, was -4.72%, as compared to 5.88% for the three-month period ended June 30, 2023. Lower net income and a higher average asset balance primarily drove the lower return on average assets, while lower net income and a lower average equity balance primarily drove the lower return on average equity.

The cost of funds increased 0.99% when comparing June 30, 2024, to the same period in 2023 from 0.15% to 1.14%. This 0.99% increase was primarily due to the change in the funding mix between lower cost interest-bearing and noninterest-bearing deposit balances and higher cost borrowed funds.

On June 30, 2024, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 15.59% on June 30, 2024, as compared to 17.37% on December 31, 2023. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $355.7 million on June 30, 2024, a decrease of $7.9 million or 2.17%, from $363.6 million on June 30, 2023. Investment securities decreased by $33.6 million or 22.30% to $117.2 million as of June 30, 2024, compared to $150.8 million for the same period of 2023. Loans, net of deferred fees and costs, were $201.5 million on June 30, 2024, an increase of $20.9 million or 11.60%, from $180.6 million on June 30, 2023. Cash and cash equivalents increased $5.0 million or 42.89%, from June 30, 2023, to June 30, 2024.

Total deposits were $305.9 million on June 30, 2024, a decrease of $23.4 million or 7.09%, from $329.2 million on June 30, 2023. Despite the year-over-year decline, deposit balances have increased $5.8 million or 1.9% from December 31, 2023. Noninterest-bearing deposits were $109.6 million on June 30, 2024, a decrease of $20.8 million or 15.95%, from $130.4 million on June 30, 2023. Interest-bearing deposits were $196.2 million on June 30, 2024, a decrease of $2.6 million or 1.29%, from $198.8 million on June 30, 2023. Total borrowings were $30.0 million on June 30, 2024, an increase of $15.0 million or 100.00%, from $15.0 million on June 30, 2023.

As of June 30, 2024, total stockholders’ equity was $17.5 million (4.91% of total assets), equivalent to a book value of $6.04 per common share. Total stockholders’ equity on June 30, 2023, was $17.3 million (4.75% of total assets), equivalent to a book value of $6.01 per common share.

Asset quality, which has trended within a narrow range over the past several years, has remained sound as of June 30, 2024. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.09% of total assets on June 30, 2024, compared to 0.15% on December 31, 2023, demonstrating positive asset quality trends across the portfolio. The allowance for credit losses on loans was $2.63 million, or 1.30% of total loans, as of June 30, 2024, compared to $2.16 million, or 1.22% of total loans, as of December 31, 2023. The allowance for credit losses for unfunded commitments was $571,000 as of June 30, 2024, compared to $473,000 as of December 31, 2023.

Review of Financial Results

For the three-month periods ended June 30, 2024, and 2023

Net loss for the three-month period ended June 30, 2024, was $204,000, as compared to net income of $276,000 for the three-month period ended June 30, 2023. The decrease is primarily the result of a $485,000 increase in interest expense on short-term borrowings, a $469,000 increase in interest expense on deposits and a $399,000 increase in the provision for credit losses on loans, partially offset by an increase of $389,000 in loan interest income and fees, a $381,000 increase in interest on deposits with banks and a $215,000 decrease in the provision for income taxes. The Company’s need to defend its deposit base as well as grow interest-earning asset balances necessitated a strategic change in direction.

Net interest income for the three-month period ended June 30, 2024, totaled $2.8 million, a decrease of $328,000 from the three-month period ended June 30, 2023. The decrease in net interest income was due to a $955,000 increase in the cost of interest-bearing deposits and borrowings driven by a $26.6 million increase in the average balance of interest-bearing funds and a $19.1 million decrease in the average balance of noninterest-bearing deposits. The higher expenses were partially offset by a $626,000 increase in total interest income due to a $7.4 million increase in the average balance of interest earning assets.

Net interest margin for the three-month period ended June 30, 2024, was 3.02%, compared to 3.44% for the same period of 2023. Higher average interest-bearing funds, lower average noninterest-bearing funds, and higher cost of funds partially offset by higher average yields and balances on interest-earning assets were the primary drivers of year-over-year results. The average balance of interest-bearing funds and noninterest-bearing funds increased $26.6 million and decreased $19.1 million, respectively, and the cost of funds increased 1.11%, when comparing the three-month periods ending June 30, 2023, and 2024. The average balance of interest-earning assets increased $7.4 million while the yield increased 0.62% from 3.60% to 4.22%, when comparing the three-month periods ending June 30, 2023, and 2024, respectively.

The average balance of interest-bearing deposits in banks and investment securities increased $2.4 million from $181.9 million to $184.3 million for the second quarter of 2024, compared to the same period of 2023 while the yield increased from 2.49% to 2.97% during that same period. The increase in yields is attributed to the higher interest rate environment and its positive impact on cash balances and investment yields.

Average loan balances increased $5.0 million to $186.7 million for the three-month period ended June 30, 2024, compared to $181.7 million for the same period of 2023, while the yield increased from 4.71% to 5.44% during that same period. The increase in loan yields for the second quarter of 2024 reflected the runoff of the lower yielding loans and origination of higher yielding loans in the current higher rate environment.

The provision of allowance for credit loss on loans for the three-month period ended June 30, 2024, was $526,000, compared to $127,000 for the same period of 2023. The increase in the provision for the three-month period ended June 30, 2024, when compared to the three-month period ended June 30, 2023, primarily reflects a $20.9 million increase in the reservable balance of the loan portfolio and a 0.07% increase in the current expected credit loss percentage.

For the three-month period ended June 30, 2024, noninterest expense was $2.89 million, compared to $2.92 million for the three-month period ended June 30, 2023, a decrease of $31,000. The primary contributors to the $31,000 decrease, when compared to the three-month period ended June 30, 2023, were decreases in salary and employee benefits, and data processing and item processing services, offset by increases in occupancy and equipment expenses, legal, accounting, and other professional fees, and other expenses.

For the six-month periods ended June 30, 2024, and 2023

Net loss for the six-month period ended June 30, 2024, was $201,000, as compared to net income of $710,000 for the six-month period ended June 30, 2023. The decrease is primarily the result of a $917,000 increase in interest expense on short-term borrowings, a $764,000 increase in interest expense on deposits and a $609,000 increase in the provision for credit losses on loans, partially offset by an increase of $517,000 in loan interest income and fees, a $402,000 increase in interest on deposits with banks and a $532,000 decrease in the provision for income taxes.

Net interest income for the six-month period ended June 30, 2024, totaled $5.4 million, a decrease of $935,000 from the six-month period ended June 30, 2023. The decrease in net interest income was due to a $1.7 million increase in the cost of interest-bearing deposits and borrowings driven by a $17.3 million increase in the average balance of interest-bearing funds and a $21.7 million decrease in the average balance of noninterest-bearing deposits. The higher expenses were partially offset by a $746,000 increase in total interest income due to a 0.44% increase in the yield of interest earning assets.

Net interest margin for the six-month period ended June 30, 2024, was 2.94%, compared to 3.42% for the same period of 2023. Higher average interest-bearing funds, lower average noninterest-bearing funds, and higher cost of funds partially offset by higher average yields on interest-earning assets were the primary drivers of year-over-year results. The average balance of interest-bearing funds and noninterest-bearing funds increased $17.3 million and decreased $21.7 million, respectively, and the cost of funds increased 0.99%, when comparing the six-month periods ending June 30, 2023, and 2024. The average balance of interest-earning assets decreased $4.5 million while the yield increased 0.44% from 3.56% to 4.00%, when comparing the six-month periods ending June 30, 2023, and 2024, respectively.

The average balance of interest-bearing deposits in banks and investment securities decreased $2.5 million from $187.7 million to $185.2 million for the first half of 2024, compared to the same period of 2023 while the yield increased from 2.48% to 2.76% during that same period. The increase in yields is attributed to the higher interest rate environment and its positive impact on cash balances and investment yields.

Average loan balances decreased $1.9 million to $181.3 million for the six-month period ended June 30, 2024, compared to $183.2 million for the same period of 2023, while the yield increased from 4.65% to 5.26% during that same period. The increase in loan yields for the first half of 2024 reflected the runoff of the lower yielding loans and origination of higher yielding loans in the current higher rate environment.

The Company recorded a provision of allowance for credit loss on loans of $694,000 for the six-month period ending June 30, 2024, compared to $85,000 for the same period in 2023. The $609,000 increase in the provision in 2024, compared to 2023, primarily reflects a $20.9 million increase in the reservable balance of the loan portfolio and a 0.07% increase in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.63 million on June 30, 2024, representing 1.30% of total loans, compared to $2.22 million, or 1.23% of total loans on June 30, 2023.

For the six-month period ended June 30, 2024, noninterest expense was $5.8 million, compared to $5.9 million for the six-month period ended June 30, 2023. The primary contributors when comparing to the six-month period ended June 30, 2023, were decreases in salary and employee benefits costs, and data processing and item processing services, partially offset by increases in occupancy and equipment expenses, and other expenses.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2024	2024	2023	2023
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$1,804	$9,091	$1,940	$1,965
Interest-bearing deposits in other financial institutions	14,982	33,537	13,301	9,783
Total Cash and Cash Equivalents	16,786	42,628	15,241	11,748

Investment securities available for sale, at fair value	117,180	128,727	139,427	150,820
Restricted equity securities, at cost	246	246	1,217	403

Loans, net of deferred fees and costs	201,500	177,950	176,307	180,551
Less: Allowance for credit losses(1)	(2,625)	(2,035)	(2,157)	(2,222)
Loans, net	198,875	175,915	174,150	178,329

Premises and equipment, net	2,833	2,928	3,046	3,276
Bank owned life insurance	8,744	8,700	8,657	8,572
Deferred tax assets, net	8,329	8,255	7,897	8,520
Accrued interest receivable	1,358	1,281	1,192	1,139
Accrued taxes receivable	552	363	121	70
Prepaid expenses	355	460	475	382
Other assets	458	367	390	348
Total Assets	$355,716	$369,870	$351,813	$363,607

LIABILITIES
Noninterest-bearing deposits	$109,631	$115,167	$116,922	$130,430
Interest-bearing deposits	196,235	194,064	183,145	198,794
Total Deposits	305,866	309,231	300,067	329,224

Short-term borrowings	30,000	40,000	30,000	15,000
Defined pension liability	328	327	324	320
Accrued expenses and other liabilities	2,051	2,183	2,097	1,804
Total Liabilities	338,245	351,741	332,488	346,348

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,893,648; 2,887,467; 2,882,627; 2,872,834 shares as of June 30, 2024, March 31, 2024, December 31, 2023, and June 30,2023 respectively.	2,894	2,887	2,883	2,873
Additional paid-in capital	11,014	10,989	10,964	10,914
Retained earnings	23,081	23,575	23,859	23,716
Accumulated other comprehensive loss	(19,518)	(19,322)	(18,381)	(20,244)
Total Stockholders' Equity	17,471	18,129	19,325	17,259
Total Liabilities and Stockholders' Equity	$355,716	$369,870	$351,813	$363,607

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income
Interest and fees on loans	$2,525	$2,135	$4,740	$4,223
Interest and dividends on securities	854	999	1,791	1,964
Interest on deposits with banks and federal funds sold	514	133	767	365
Total Interest Income	3,893	3,267	7,298	6,552

Interest expense
Interest on deposits	584	115	986	222
Interest on short-term borrowings	523	38	955	38
Total Interest Expense	1,107	153	1,941	260

Net Interest Income	2,786	3,114	5,357	6,292
Provision of credit loss allowance	526	127	694	85
Net interest income after provision of credit loss provision	2,260	2,987	4,663	6,207

Noninterest income
Service charges on deposit accounts	35	38	73	80
Other fees and commissions	162	161	311	326
Income on life insurance	44	40	87	79
Total Noninterest Income	241	239	471	485

Noninterest expenses
Salary and employee benefits	1,601	1,701	3,219	3,398
Occupancy and equipment expenses	338	299	669	627
Legal, accounting and other professional fees	248	235	502	498
Data processing and item processing services	243	281	492	549
FDIC insurance costs	40	37	78	82
Advertising and marketing related expenses	25	23	48	45
Loan collection costs	-	2	6	3
Telephone costs	29	34	69	75
Other expenses	370	313	672	593
Total Noninterest Expenses	2,894	2,925	5,755	5,870

(Loss) income before income taxes	(393)	301	(621)	822
Income tax (benefit) expense	(189)	25	(420)	112

Net (loss) income	$(204)	$276	$(201)	$710

Basic and diluted net (loss) income per common share	$(0.07)	$0.10	$(0.07)	$0.25

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2024 and 2023

(dollars in thousands)

(unaudited)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income (Loss)	Equity
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

Net income	-	-	710	-	710
Cash dividends, $0.20 per share	-	-	(573)	-	(573)
Dividends reinvested under dividend reinvestment plan	8	52	-	-	60
Other comprehensive income	-	-	-	1,008	1,008
Balance, June 30, 2023	$2,873	$10,914	$23,716	$(20,244)	$17,259

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

Net income	-	-	(201)	-	(201)
Cash dividends, $0.20 per share	-	-	(577)	-	(577)
Dividends reinvested under dividend reinvestment plan	11	50	-	-	61
Other comprehensive loss	-	-	-	(1,137)	(1,137)
Balance, June 30, 2024	$2,894	$11,014	$23,081	$(19,518)	$17,471

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2024:
Common Equity Tier 1 Capital	$36,896	15.59%	$9,810	4.50%	$14,170	6.50%
Total Risk-Based Capital	$39,857	16.84%	$17,440	8.00%	$21,799	10.00%
Tier 1 Risk-Based Capital	$36,896	15.59%	$13,080	6.00%	$17,440	8.00%
Tier 1 Leverage	$36,896	10.10%	$14,329	4.00%	$17,911	5.00%

As of March 31, 2024
Common Equity Tier 1 Capital	$37,359	17.14%	$10,093	4.50%	$14,579	6.50%
Total Risk-Based Capital	$39,891	18.30%	$17,944	8.00%	$22,430	10.00%
Tier 1 Risk-Based Capital	$37,359	17.14%	$13,458	6.00%	$17,944	8.00%
Tier 1 Leverage	$37,359	10.43%	$14,369	4.00%	$17,961	5.00%

As of December 31, 2023:
Common Equity Tier 1 Capital	$37,975	17.37%	$9,840	4.50%	$14,213	6.50%
Total Risk-Based Capital	$40,237	18.40%	$17,493	8.00%	$21,867	10.00%
Tier 1 Risk-Based Capital	$37,975	17.37%	$13,120	6.00%	$17,493	8.00%
Tier 1 Leverage	$37,975	10.76%	$14,113	4.00%	$17,641	5.00%

As of June 30, 2023:
Common Equity Tier 1 Capital	$37,755	16.83%	$10,093	4.50%	$14,579	6.50%
Total Risk-Based Capital	$40,105	17.88%	$17,944	8.00%	$22,430	10.00%
Tier 1 Risk-Based Capital	$37,755	16.83%	$13,458	6.00%	$17,944	8.00%
Tier 1 Leverage	$37,755	10.51%	$14,369	4.00%	$17,961	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended		Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,	December 31,
	2024	2024	2023	2024	2023	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)	(unaudited)
Financial Data
Assets	$355,716	$369,870	$363,607	$355,716	$363,607	$351,813
Investment securities	117,180	128,727	150,820	117,180	150,820	139,427
Loans, (net of deferred fees & costs)	201,500	177,950	180,551	201,500	180,551	176,307
Allowance for loan losses	2,625	2,035	2,222	2,625	2,222	2,157
Deposits	305,866	309,231	329,224	305,866	329,224	300,067
Borrowings	30,000	40,000	15,000	30,000	15,000	30,000
Stockholders' equity	17,471	18,129	17,259	17,471	17,259	19,325
Net (loss) income	(204)	3	276	(201)	710	1,429

Average Balances
Assets	$366,071	$358,877	$359,482	$362,474	$366,536	$361,731
Investment securities	148,690	163,618	170,653	156,154	171,586	173,902
Loans, (net of deferred fees & costs)	186,650	175,914	181,693	181,282	183,240	179,790
Deposits	307,427	305,858	335,031	306,642	344,446	330,095
Borrowings	38,891	31,667	3,793	35,279	1,898	12,580
Stockholders' equity	17,369	19,124	18,797	18,247	18,309	17,105

Performance Ratios
Annualized return on average assets	-0.22%	0.00%	0.31%	-0.11%	0.39%	0.40%
Annualized return on average equity	-4.72%	0.06%	5.88%	-2.22%	7.82%	8.35%
Net interest margin	3.02%	2.86%	3.44%	2.94%	3.42%	3.31%
Dividend payout ratio	-142%	9426%	104%	-287%	81%	80%
Book value per share	$6.04	$6.28	$6.01	$6.04	$6.01	$6.70
Basic and diluted net income per share	(0.07)	-	0.10	(0.07)	0.25	0.50
Cash dividends declared per share	0.10	0.10	0.10	0.20	0.20	0.40
Basic and diluted weighted average shares outstanding	2,891,203	2,885,552	2,871,026	2,888,378	2,873,129	2,873,500

Asset Quality Ratios
Allowance for loan losses to loans	1.30%	1.14%	1.23%	1.30%	1.23%	1.22%
Nonperforming loans to avg. loans	0.17%	0.21%	0.32%	0.18%	0.31%	0.29%
Allowance for loan losses to nonaccrual & 90+ past due loans	827.1%	549.1%	385.8%	827.1%	385.8%	409.3%
Net charge-offs annualize to avg. loans	-0.14%	0.66%	0.15%	0.25%	0.03%	0.06%

Capital Ratios
Common Equity Tier 1 Capital	15.59%	17.14%	16.83%	15.59%	16.83%	17.37%
Tier 1 Risk-based Capital Ratio	15.59%	17.14%	16.83%	15.59%	16.83%	17.37%
Leverage Ratio	10.10%	10.43%	10.51%	10.10%	10.51%	10.76%
Total Risk-Based Capital Ratio	16.84%	18.30%	17.88%	16.84%	17.88%	18.40%